Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS AND

BUSINESS HIGHLIGHTS

— Transformational H1 2014 includes presentation of Phase 3 ASCEND data, NDA resubmission and target PDUFA date of Nov. 23 for pirfenidone in U.S. –

— Reports Esbriet® revenue of $35.7 million in Q2 2014 –

BRISBANE, Calif., August 6, 2014 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter ended June 30, 2014. The company also highlighted recent clinical development and business highlights, and updated its forward-looking financial guidance for 2014.

InterMune reported Esbriet® (pirfenidone) revenue in the second quarter of 2014 of $35.7 million, compared with $14.4 million in the second quarter of 2013, an increase of 148 percent. Sequentially, Esbriet revenue in the second quarter of 2014 increased 18 percent from $30.3 million in the first quarter of 2014. Esbriet is InterMune’s product for the treatment of idiopathic pulmonary fibrosis (IPF) in adults in Europe and Canada, and pirfenidone is currently under U.S. Food and Drug Administration (FDA) review for the treatment of adults with IPF in the United States.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “We are pleased to report an exceptionally strong quarter with excellent progress demonstrated in all areas of our business. We had a substantial presence at the International Conference of the American Thoracic Society, where the ASCEND Phase 3 results were presented and simultaneously published in the New England Journal of Medicine. We announced in early July that the pirfenidone NDA resubmission had been accepted by the FDA and assigned a target PDUFA date of November 23, 2014. On July 17 the FDA assigned Breakthrough Therapy Designation status for pirfenidone. We recently accelerated our preparations for the potential U.S. launch of pirfenidone to be prepared to launch in Q4 2014, versus our previous plan of Q1 2015. We achieved continued Esbriet revenue growth in Europe and Canada and made strong progress with our pirfenidone life cycle management programs and our anti-fibrotic research programs.”

Recent Business and Clinical Development Highlights

•	On July 17, 2014, InterMune reported that pirfenidone had been granted Breakthrough Therapy Designation by the FDA. This designation is reserved for drugs that are intended to treat a serious or life threatening disease or condition and for which preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. According to the FDA Fact Sheet: “If a drug is designated as breakthrough therapy, FDA will expedite the development and review of such drug.”

•	InterMune today reported that the FDA has informed the company that at this time, the agency does not plan to convene an advisory committee for pirfenidone.

•	On July 10, 2014, InterMune submitted to the European Medicines Agency (EMA) a variation to the Esbriet marketing authorization. The purpose of the variation is to update the Summary of Product Characteristics (SmPC) to include the ASCEND clinical data. InterMune anticipates receiving a decision on the proposed variation from the EMA in early 2015.

•	At the International Conference of the American Thoracic Society (ATS) in May 2014, data from the Phase 3 ASCEND trial of pirfenidone in IPF were presented. The ATS presentation included data and additional supportive analyses demonstrating the treatment effect of pirfenidone on Forced Vital Capacity (FVC) change and other important clinical endpoints, including mortality. Additionally, the data demonstrated a favorable safety and tolerability profile of pirfenidone in ASCEND that was generally consistent with observations from the previous Phase 3 CAPACITY studies, open-label extension studies and post-marketing experience. Simultaneous with its presentation at ATS, the results of ASCEND were published in the New England Journal of Medicine.

•	Enrollment was completed on schedule for InterMune’s Phase 2, four-month LOTUSS trial to evaluate the safety and tolerability of pirfenidone in 63 patients with systemic sclerosis-related interstitial lung disease (SSc-ILD). SSc-ILD is an orphan disease with prevalence comparable to that of IPF and with no approved therapies. In November 2013, pirfenidone was granted orphan drug status for the treatment of SSc-ILD in the United States. The trial will conclude in the fourth quarter of 2014 and InterMune currently expects to report results at a medical meeting in 2015.

•	Effective April 1, 2014, the Ministry of Health, Welfare and Sport of the Netherlands approved Esbriet for inclusion on the Dutch list of reimbursed drugs, making Esbriet the first registered and reimbursed medicine for the treatment of IPF in the Netherlands. Esbriet is reimbursed for patients with mild to moderate IPF with FVC of more than 50% of predicted. The Ministry set a public price corresponding to €31,157 (~$43,000) per patient per year.

•	Regarding Spain, the only country of the company’s original 15 top-priority European countries for which Esbriet reimbursement and product launch have not occurred, InterMune expects to provide an update on the Esbriet pricing and reimbursement discussions in Spain later in the second half of this year.

•	InterMune today reported that 123 patients have been enrolled in the PANORAMA trial, a randomized, double-blind, placebo controlled trial to evaluate the safety and tolerability of N-acetylcysteine (NAC) added to Esbriet therapy in patients with mild to moderate IPF. InterMune announced that as a result of the outcome of the NIH PANTHER study, which demonstrated that NAC provided no benefit to IPF patients, no additional patients will be enrolled in PANORAMA. Patients already enrolled will be followed according to the study protocol to provide a safety analysis of NAC administered on top of pirfenidone. Results will be reported by the end of 2015. The PANORAMA trial was initially designed to enroll up to 250 patients at approximately 70 centers in Europe for a treatment period of six months.

•	Based on regulatory progress noted above, InterMune has accelerated its efforts to build its commercial infrastructure to be prepared to launch pirfenidone in the United States in the fourth quarter of 2014 (previously targeted for the first quarter of 2015), assuming FDA approval during the fourth quarter of 2014.

•	InterMune currently anticipates that the U.S. commercial organization will consist of approximately 175 employees. InterMune expects that the build-out of the U.S. commercial organization will be substantially completed by the end of the third quarter of 2014.

•	Additionally, InterMune currently expects its U.S. Medical Affairs staff to consist of approximately 35 personnel including field-based medical science directors and staff and professionals managing medical education, medical information, scientific communications and publications, clinical trials and patient registries.

•	In June and July 2014, InterMune completed the exchange of approximately $43.1 million and $52.9 million, respectively, of its 2.50% convertible notes due 2017 for shares of its common stock and $16.9 million of its 5.00% convertible notes due 2015 for shares of its common stock.

Second Quarter 2014 Financial Results (Unaudited)

InterMune reported total Esbriet revenue in the second quarter of 2014 of $35.7 million, compared with $14.4 million in the second quarter of 2013, an increase of 148 percent. Sequentially, Esbriet revenue in the second quarter of 2014 increased 18 percent from $30.3 million in the first quarter of 2014. InterMune reported total revenue for the first six months of 2014 of $66.0 million, compared with $24.9 million in the first six months of 2013, an increase of 165 percent.

Research and development (R&D) expenses in the second quarter of 2014 were $39.7 million, compared with $27.5 million in the second quarter of 2013, an increase of 44 percent. R&D expenses were $71.8 million for the six months ended June 30, 2014, compared with $53.4 million in the first six months of 2013, an increase of 34 percent. Higher R&D expenses in both the three and six month periods reflect activities to complete and report the ASCEND Phase 3 trial, a higher number of patients in the RECAP extension study of pirfenidone compared to the year-earlier periods, and activities related to the preparation of the pirfenidone NDA resubmission. R&D expenses in the second quarter of 2014 also reflect increased activity related to the company’s product development activities, primarily the conduct of the LOTUSS, PANORAMA and PASSPORT (post-approval commitment safety and tolerability registry of 1,000 patients in Europe) studies, its several advancing anti-fibrotic research programs, and initiation and conduct of an Expanded Access Program (EAP) for pirfenidone in the United States.

Selling, general and administrative (SG&A) expenses were $52.6 million in the second quarter of 2014, compared with $37.3 million in the same period a year earlier, an increase of 41 percent. SG&A expenses were $97.0 million in the first six months of 2014, an increase of 44 percent from $67.2 million in the same period of 2013. The increased spending for the three and six month periods in 2014 compared with the same periods in 2013 is predominantly attributed to increasing investments in pre-launch preparations for pirfenidone in the United States.

InterMune reported a net loss for the second quarter of 2014 of $71.2 million, or $0.72 per share, compared with a net loss of $62.9 million, or $0.77 per share, in the second quarter of 2013. Net loss for the first six months of 2014 was $124.8 million, or $1.32 per share, compared with a net loss of $112.7 million, or $1.42 per share, in the comparable six months of 2013.

As of June 30, 2014, InterMune had cash, cash equivalents and available-for-sale securities of approximately $560.2 million.

Guidance for 2014 Revenue and Operating Expenses

The company updated its forward-looking financial guidance for Esbriet revenue and operating expenses in 2014, from that provided on May 1, 2014.

Esbriet revenue: The company currently expects 2014 revenue to be toward the upper end of the increased projection of $130 to $140 million that InterMune provided in May 2014. With regard to its 2014 revenue guidance, InterMune noted the following:

•	The typical decrease in doctor visits by patients and sales forces in Europe during the third quarter due to the summer holidays is expected.

•	The company anticipates the impact on Esbriet revenue in Europe due to the ASCEND results presented in May will not be meaningful until 2015 when the European prescribing information (SmPC) is amended to reflect the ASCEND data, which is expected to occur in early 2015.

•	InterMune has not achieved reimbursement for Esbriet in Canada from any of the public payers (provincial and territorial) and the company currently does not expect public reimbursement to begin there until 2015.

•

InterMune is not providing forward-looking guidance for potential pirfenidone revenue in the United States in 2014. If the pirfenidone NDA is approved in 2014, the company would expect to recognize only very modest revenues from sales of Esbriet in the United States in 2014 given that: the PDUFA date is November 23, 2014, which is immediately prior to the November and December holiday periods and will decrease patient-doctor appointments; InterMune’s closed, direct distribution system will be managed by a relatively small number of specialty pharmacy distributors who traditionally keep very close control of inventory levels; and the typical time required to gain meaningful reimbursement for newly launched medicines during the first months of launch.

Research and Development (R&D) expense: Currently anticipated to be in a range of $130 to $140 million (previously $110 to $120 million). The updated range primarily reflects the company’s decision to accelerate various investments in its promising research, pre-clinical and clinical development programs, including but not limited to the pirfenidone analog and LPA1 inhibitor programs. Additionally, InterMune noted that fourth quarter 2014 R&D expenses are currently anticipated to be in a range of approximately $30-$35 million.

Selling, General and Administrative (SG&A) expense: Currently anticipated to be in a range of $250 to $260 million (previously $210 to $225 million). The updated range primarily reflects the impact of decisions taken in the second quarter to significantly accelerate the building of the U.S. SG&A infrastructure and expand its size and scope versus prior estimates, to fully capitalize on the promising opportunity of pirfenidone in the attractive U.S. market. The current plan is to substantially complete the building of this infrastructure by the end of the third quarter of 2014 in order to be prepared for the potential launch of pirfenidone in the U.S. in the fourth quarter of 2014 (versus prior plans of first quarter 2015). Increased year-over-year SG&A expenses also reflect the full-year effect on 2014 expenses of commercial organizations that were established in the summer of 2013 in Italy and the UK and additional infrastructure to support the marketing of Esbriet in European countries beyond the company’s 15 initial top-priority targeted EU markets.

Additionally, InterMune noted that fourth quarter 2014 SG&A expenses are currently anticipated to be in a range of approximately $85-$90 million.

Total Operating Expenses (R&D and SG&A): Currently anticipated to be in a range of $380 to $400 million (previously $320 to $345 million).

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss financial results and business highlights for the second quarter 2014. Interested stockholders and others may participate in the conference call by dialing 800-728-2056 (U.S.) or +1 212-231-2900 (international), conference ID# 21728775. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21728775. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, InterMune is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone is approved for marketing by InterMune in the EU and Canada as Esbriet®. Pirfenidone is not approved for marketing in the United States. InterMune resubmitted the pirfenidone New Drug Application (NDA) to the U.S. FDA on May 23, 2014, to support regulatory registration in the United States. The resubmission has been accepted by the FDA and assigned a target PDUFA date of November 23, 2014. The FDA has granted pirfenidone Breakthrough Therapy Designation. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation: InterMune’s expectations regarding the time period of the FDA’s completion of its review of InterMune’s NDA for pirfenidone, including the possibility of expedited development due to Breakthrough Therapy Designation; InterMune’s expectations regarding the timing of commercial launch of pirfenidone in the U.S. and the timing and nature of its pre-launch preparations in the United States; InterMune’s expectations regarding the potential for its pirfenidone analog compounds and expanding anti-fibrotic research and development pipeline; InterMune’s expectations regarding the timing and results of its clinical trials, including LOTUSS and PANORAMA; InterMune’s expectations regarding European regulatory, pricing and reimbursement developments; InterMune’s expectations regarding the effects of seasonality and its planned European commercial launches on revenue; InterMune’s expectations with respect to Canada of securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans including the timing thereof; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2014. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 24, 2014 (the “Form 10-K”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, including, when available, its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue, net
Esbriet product sales	$35,739	$14,400	$66,013	$24,930
Costs and expenses:
Cost of goods sold	5,770	1,943	9,135	4,319
Research and development	39,746	27,531	71,797	53,407
Selling, general and administrative	52,632	37,273	96,959	67,249

Total costs and expenses	98,148	66,747	177,891	124,975
Loss from operations	(62,409)	(52,347)	(111,878)	(100,045)
Interest income	266	115	369	252
Interest expense	(3,902)	(3,634)	(7,762)	(7,117)
Change in value of embedded conversion derivative	—	(6,336)	—	2,422
Loss on extinguishment of notes	(4,934)	—	(4,934)	(7,900)
Other	(382)	(574)	(684)	(94)

Loss from continuing operations before income taxes	(71,361)	(62,776)	(124,889)	(112,482)
Income tax provision	152	481	642	880

Loss from continuing operations, net of income taxes	(71,513)	(63,257)	(125,531)	(113,362)
Income from discontinued operations, net of income taxes	320	387	691	617

Net loss	$(71,193)	$(62,870)	$(124,840)	$(112,745)

Basic net income (loss) per common share:
Continuing operations	$(0.72)	$(0.78)	$(1.32)	$(1.43)
Discontinued operations	—	0.01	—	0.01

	$(0.72)	$(0.77)	$(1.32)	$(1.42)

Shares used in computing basic and diluted net income (loss) per common share	99,209	81,210	94,898	79,321

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents and available-for-sale securities	$560,185	$387,007
Acquired product rights, net	16,750	17,250
Other assets	67,085	58,376

Total assets	$644,020	$462,633

Total other liabilities	$87,856	$63,248
Convertible notes - noncurrent	216,118	265,102
Stockholders’ equity	340,046	134,283

Total liabilities and stockholders’ equity	$644,020	$462,633